UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): July 29, 2010

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On July 29, 2010, Cedar Fair, L.P. (“Cedar Fair”, “Borrower”, “us” or “we”) entered into a Credit Agreement (the “New Credit Agreement”) among the Borrower, Magnum Management Corporation (“Magnum”), Canada’s Wonderland Company (“Cedar Canada”, and, collectively with Cedar Fair and Magnum, the “Borrowers”), the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto. The New Credit Agreement provides for a revolving credit facility in an initial aggregate principal amount of $260.0 million that will mature on July 29, 2015 with the ability in the future to increase the aggregate principal amount of the revolver by up to an additional $15.0 million. The New Credit Agreement also provides for an initial term loan credit facility in an aggregate principal amount of $1,175.0 million that will mature on December 15, 2016. In addition, upon the occurrence of certain events, the Borrower may request an incremental term loan facility to be added to the initial term loan credit facility and/or an increase in the commitments under the revolving credit facility, each in such amount as we determine, in each case subject to receipt of commitments by existing lenders or other financing institutions and to the satisfaction of certain other conditions.

Borrowings under the new term loan credit facility bear interest at a rate equal to, at the Borrower’s option, LIBOR plus an applicable margin or a base rate plus an applicable margin. Borrowings under the new revolving credit facility bear interest at a rate equal to, at the Borrower’s option, LIBOR plus an applicable margin or a base rate plus an applicable margin. Each of LIBOR and the base rate under the new term loan credit facility is subject to a minimum interest rate. We pay a commitment fee to the lenders under the new revolving credit facility in respect of unutilized commitments thereunder, such commitment fee being subject to a decrease should the Borrower’s leverage ratio decrease below a certain designated level. We also pay customary letter of credit fees under the new revolving credit facility.

All obligations under the New Credit Agreement are unconditionally guaranteed by each of Cedar Fair’s existing and future wholly owned subsidiaries except the Borrowers (the “U.S. Guarantors”). All obligations under the New Credit Agreement, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements, in each case, with lenders or affiliates of lenders), are secured by substantially all of the assets of the Borrowers and of each U.S. Guarantor.

The New Credit Agreement contains certain covenants that, among other things, restrict, subject to certain exceptions, the Borrower’s ability and the ability of its subsidiaries to: (i) incur indebtedness; (ii) create liens on assets; (iii) engage in mergers, consolidations or partnerships; (iv) engage in acquisitions or dispositions of assets; (v) pay dividends and distributions or repurchase capital stock or units; (vi) make investments, loans, guarantees or advances; (vii) repay certain indebtedness; (viii) engage in certain transactions with affiliates; (ix) enter into sale and leaseback transactions; (x) enter into hedging agreements; (xi) change its fiscal year; (xii) enter into agreements that restrict distributions from subsidiaries; and (xiii) enter into a different line of business. In addition, the New Credit Agreement requires us to maintain the following financial covenants: (i) a minimum fixed charge coverage ratio and (ii) a maximum total leverage ratio. The New Credit Agreement also contains certain customary affirmative covenants and events of default.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Indenture

On July 29, 2010, Cedar Fair, L.P. (“Cedar Fair”), Canada’s Wonderland Company, a Nova Scotia unlimited liability company (“Cedar Canada”) and a wholly owned subsidiary of Cedar Fair, and Magnum Management Corporation, an Ohio corporation that is a direct, wholly owned, subsidiary of Cedar Fair (“Magnum” and, together with Cedar Fair and Cedar Canada, the “Issuers”), entered into an Indenture among the Issuers, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Indenture”), under which the Issuers co-issued (the “New Senior Notes Offering”) $405.0 million aggregate principal amount of 9.125% Senior Notes due 2018 (the “New Senior Notes”), which are guaranteed on a senior unsecured basis by each of Cedar Fair’s direct and indirect wholly owned restricted subsidiaries (other than the Issuers) that is a guarantor under the New Credit Agreement (collectively, the “Guarantors”).

The New Senior Notes are the Issuers’ and the Guarantors’ joint and several unsecured senior obligations and: (i) rank equally in right of payment with any existing and future senior unsecured indebtedness of the Issuers and the Guarantors; (ii) rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers and the Guarantors; (iii) are effectively subordinated in right of payment to any secured indebtedness of the Issuers and the Guarantors (including indebtedness under the New Credit Agreement) to the extent of the value of the assets securing such indebtedness; and (iv) are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of Cedar Fair that is not an issuer or a guarantor of the New Senior Notes.

The New Senior Notes are redeemable, in whole or in part, at any time: (i) on or after August 1, 2014, at a redemption price equal to 104.563% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date; (ii) on or after August 1, 2015, at a redemption price equal to 102.281% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date; and (iii) on or after August 1, 2016 and thereafter, at a redemption price equal to 100.000% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date. In addition, the Issuers may redeem up to 35% of the aggregate principal amount of the New Senior Notes at any time prior to August 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 109.125% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any. The Issuers may also redeem some or all of the New Senior Notes before August 1, 2014 at a redemption price equal to 100% of the aggregate principal amount thereof plus a “make whole” amount, together with accrued and unpaid interest and additional interest, if any, thereon.

Upon the occurrence of certain change of control events, the Issuers must offer to purchase the New Senior Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

The New Senior Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The New Senior Notes bear interest at 9.125% per annum and mature on August 1, 2018. Interest is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2011, to holders of record at the close of business on January 15 and July 15, as the case may be, immediately preceding each such interest payment date.

The Indenture contains restrictive covenants that limit among other things, the ability of the Issuers and certain of their restricted subsidiaries, to incur additional indebtedness or issue certain preferred equity, pay distributions on or make distributions in respect of capital stock or units or make other restricted payments, make certain investments, create restrictions on distributions from restricted subsidiaries, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, enter into certain transactions with affiliates and designate Cedar Fair’s subsidiaries as unrestricted subsidiaries. The Indenture also contains customary events of default, including upon the failure to make timely payments on the New Senior Notes or other material indebtedness, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

The foregoing summary is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8–K.

Registration Rights Agreement

On July 29, 2010, in connection with the New Senior Notes Offering, the Issuers and the Guarantors also entered into a registration rights agreement (the “Registration Rights Agreement”) among the Issuers, the Guarantors and the representative of the initial purchasers named therein, relating to, among other things, the exchange offer for the New Senior Notes and the related guarantees. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors have agreed to use their commercially reasonable efforts to register with the Securities and Exchange Commission notes and guarantees having substantially identical terms as the New Senior Notes (except for provisions relating to the transfer restrictions and payment of additional interest) as part of an offer to exchange such registered notes for the New Senior Notes (the “Exchange Offer”). The Issuers have also agreed to file a shelf registration statement to cover resales of the New Senior Notes under certain circumstances. The Issuers and the Guarantors are expected to cause the Exchange Offer to be completed within 270 days after the original issue date (the “Issue Date”) of the New Senior Notes or to have a shelf registration statement declared effective prior to the later of the date that is 270 days after the Issue Date and the date that is 90 days after the Issuers and the Guarantors are required to file a shelf registration statement (the “Target Registration Date”). If this obligation is not satisfied, the annual interest rate on the New Senior Notes will increase by 25 basis points for the first 90–day period following the Target Registration Date, and by an additional 25 basis points per annum with respect to each subsequent 90–day period, up to a maximum additional rate of 100 basis points per annum thereafter until the earliest of the Exchange Offer being completed or the shelf registration statement, if required, becoming effective.

The above description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8–K.

Item 1.02 Termination of a Material Definitive Agreement.

The Credit Agreement, dated as of June 30, 2006, as amended and restated on August 29, 2006, as further amended and restated on February 15, 2007, and as otherwise amended or modified among Cedar Fair, as U.S. Borrower, Cedar Canada, the successor to 3147010 Nova Scotia Company, as Canadian Borrower, the lenders from time to time party thereto, KeyBank National Association, as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent, and the other entities party thereto, was terminated effective July 29, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8–K is incorporated herein by reference into this Item 2.03.

Item 3.03 Material Modification to Rights of Security Holders.

Each of the Indenture and the New Credit Agreement contains a covenant that, among other things, restricts the Issuers’ and Borrowers’ ability, respectively, to pay dividends or distributions or redeem or repurchase capital stock.

Item 8.01 Other Events.

On July 29, 2010, Cedar Fair issued press releases announcing (i) the closing of the New Senior Notes Offering and (ii) the entry into the New Credit Agreement. Cedar Fair hereby incorporates by reference the information in its press releases dated July 29, 2010, copies of which are attached hereto as Exhibit 99.1 and Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of July 29, 2010, by and among Cedar Fair, L.P., Canada’s Wonderland Company and Magnum Management Corporation, as issuers, the guarantors named therein and The Bank of New York Mellon, as trustee.

4.2	Registration Rights Agreement, dated July 29, 2010, by and among Cedar Fair, L.P., Canada’s Wonderland Company and Magnum Management Corporation, as issuers, the guarantors named therein and J.P. Morgan Securities Inc. as representative of the initial purchasers named therein.

10.1	Credit Agreement, dated July 29, 2010, among Cedar Fair, L.P., Magnum Management Corporation and Canada’s Wonderland Company as borrowers, the several lenders from time to time party thereto, Keybank National Association, Wells Fargo Bank, N.A., UBS Loan Finance LLC and Fifth Third Bank as co-syndication agents and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent.

99.1	Text of press release issued by Cedar Fair on July 29, 2010, announcing the closing of the New Senior Notes Offering.

99.2	Text of press release issued by Cedar Fair on July 29, 2010, announcing the entry into the New Credit Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2010	CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

	By:	/s/ Peter J. Crage
Peter J. Crage
Corporate Vice President—Finance and Chief Financial Officer